As filed with the Securities and Exchange Commission on December 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2424711
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Donegal Group Inc.

2021 Employee Stock Purchase Plan

(Full title of the plan)

Kevin G. Burke

President and Chief Executive Officer

Donegal Group Inc.

1195 River Road

Marietta, Pennsylvania 17547

(Name and address of agent for service)

(888) 877-0600

(Telephone number, including area code, of agent for service

Copies to:

Richard L. Cohen, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1233

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, $0.01 par value	500,000 shares	$14.09	$7,045,000	$653.08

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock, as applicable.

(2)

Pursuant to Rule 457(h), we calculated the maximum aggregate offering price based upon the average of the high and low sales prices of the Class A common stock on December 13, 2021, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Global Select Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference into this registration statement the following documents that we have previously filed with the Securities and Exchange Commission, or the SEC (File No. 0-15341):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020.

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021.

•	Our Proxy Statement dated March 15, 2021.

•	Our Current Report on Form 8-K that we filed on April 16, 2021.

•

The description of our Class  A common stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report we filed with the SEC, for the purpose of updating this description.

We deem all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and until the completion of the offering under this registration statement incorporated by reference into this registration statement and as a part of this registration statement from the date of the filing of the document. We deem any statement contained in a document incorporated or that we deem is incorporated by reference into this registration statement as modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other document we subsequently file with the SEC that also is or we deem is incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that we so modify or supersede will not constitute a part of this registration statement, except as modified or superseded.

Item 4. Description of Securities.

We need not provide a response to this item because we registered the class of securities to which this registration statement relates under Section 12 of the Exchange Act.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, the law of our state of incorporation, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. Our by-laws provide that we shall indemnify, to the fullest extent Delaware law permits, any person, including our directors and our officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.

The by-laws of Donegal Mutual, which controls the votes of approximately 70% of our outstanding shares of stock, also provide that Donegal Mutual shall indemnify, to the fullest extent Pennsylvania law permits, any person, including Donegal Mutual’s directors or officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.

Our by-laws provide that, to the fullest extent Delaware law permits, our directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.

The by-laws of Donegal Mutual provide that, to the fullest extent Pennsylvania law permits, Donegal Mutual’s directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Donegal Group Inc., as amended (1)

4.2	Amended and Restated By-Laws of Donegal Group Inc. (2)

5.1	Opinion of Duane Morris LLP dated December 17, 2021 (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

99.1	Donegal Group Inc. 2021 Employee Stock Purchase Plan, as amended

(1)	We incorporate such exhibit by reference to the like-described exhibit in Registrant’s Form 10-Q Report for the year ended June 30, 2019.
(2)	We incorporate such exhibit by reference to the like-described exhibit in Registrant’s Form 8-K Report dated July 18, 2008.

Item 9. Undertakings.

We hereby undertake:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Donegal Group Inc., as amended (1)

4.2	Amended and Restated By-Laws of Donegal Group Inc. (2)

5.1	Opinion of Duane Morris LLP dated December 17, 2021 (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

99.1	Donegal Group Inc. 2021 Employee Stock Purchase Plan, as amended

(1)	We incorporate such exhibit by reference to the like-described exhibit in Registrant’s Form 10-Q Report for the year ended June 30, 2019.
(2)	We incorporate such exhibit by reference to the like-described exhibit in Registrant’s Form 8-K Report dated July 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on December 16, 2021.

DONEGAL GROUP INC.

By:	/s/ Kevin G. Burke
Kevin G. Burke,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin G. Burke and Jeffrey D. Miller and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin G. Burke Kevin G. Burke	President and Chief Executive Officer (principal executive officer) and Director	December 16, 2021

/s/ Jeffrey D. Miller Jeffrey D. Miller	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 16, 2021

/s/ Scott A. Berlucchi Scott A. Berlucchi	Director	December 16, 2021

Signature	Title	Date

/s/ Dennis J. Bixenman Dennis J. Bixenman	Director	December 16, 2021

/s/ Jack L. Hess Jack L. Hess	Director	December 16, 2021

/s/ Barry C. Huber Barry C. Huber	Director	December 16, 2021

/s/ David C. King David C. King	Director	December 16, 2021

/s/ Kevin M. Kraft, Sr. Kevin M. Kraft, Sr.	Director	December 16, 2021

/s/ Jon M. Mahan Jon M. Mahan	Director	December 16, 2021

/s/ S. Trezevant Moore, Jr. S. Trezevant Moore, Jr.	Director	December 16, 2021

/s/ Annette B. Szady Annette B. Szady	Director	December 16, 2021

/s/ Richard D. Wampler, II Richard D. Wampler, II	Director	December 16, 2021